Exhibit 10.7

SETTLEMENT AGREEMENT AND FULL AND FINAL RELEASE

This Settlement Agreement and Full and Final Release (“Settlement Agreement”) is entered into effective September 10, 2007, by and between Michael H. Schoeffler, an individual (“Schoeffler”) and Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation, (“Quantum”) with respect to the following facts:

A. On March 5, 2007, Quantum commenced arbitration (the “Arbitration”) against Schoeffler with the American Arbitration Association (“AAA”), seeking an award that Quantum is not liable to Schoeffler. Schoeffler has counterclaimed against Quantum in the Arbitration.

B. Quantum and Schoeffler (collectively referred to as the “Parties”), without admitting any liability or fault, now wish to settle and compromise their dispute in accordance with the terms set forth below.

NOW, THEREFORE, in consideration of the following mutually agreed covenants and other valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:

1. Definitions. For purposes of this Settlement Agreement, the following definitions shall apply:

A. “Quantum” means and includes its predecessors, successors, assigns, parents, subsidiaries, affiliates, officers, directors, employees, shareholders, attorneys, agents, representatives and heirs, and any person or entity who may claim by or through any of them.

B. “Schoeffler” means and includes his predecessors, successors, assigns, affiliates, employees, employers, attorneys, agents, representatives and heirs, any entity in which Schoeffler has an ownership interest, and any person or entity who may claim by or through any of them.

2. Settlement Amount. Quantum shall pay Schoeffler the total sum of Six Hundred Thousand ($600,000) dollars (the “Settlement Amount”). Upon execution of this Agreement, the parties shall enter a Consent Arbitration Award, in the form attached to this Agreement as Exhibit A. The Settlement Amount shall be paid to Schoeffler and his counsel, with normal employee withholding for all payments to Schoeffler, as follows:

A. The Settlement Amount shall be paid to Schoeffler in five installments as follows.

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B. The first installment shall be paid upon execution of this Agreement on September 10, 2007, in the amount of $150,000, $50,000 of which shall be paid directly to the order of Schoeffler’s counsel. The payment to Schoeffler’s counsel shall not be subject to employee deductions and withholdings, shall not be included on Schoeffler’s W2 but, instead, Quantum will issue an IRS Form 1099 (misc) to Schoefler’s counsel, the law firm of Boveri Murphy Rice & LaDue, LLP. Schoeffler agrees to indemnify if Quantum incurs under-withholding liability as a result of this single $50,000 payment to Schoeffler’s counsel.

C. The second installment shall be paid on October 10, 2007, in the amount of $100,000.

D. The third installment shall be paid on November 10, 2007, in the amount of $100,000.

E. The fourth installment shall be paid on December 10, 2007, in the amount of $100,000.

F. The fifth installment shall be paid on January 10, 2008, in the amount of $150,000.

3. Default.

A. If Quantum fails to pay any of the installment amounts within seven (7) calendar days of the date that the installment is due under Section 2 of this Agreement, Schoeffler may make email demand to Quantum and its counsel that it pay the installment by sending an e-mail demand to the following e-mail addresses: klombardo@tecstarinc.com; pmc@krwlaw.com.

B. If Quantum fails to pay the installment by the close of the third business day after Schoeffler’s demand for payment, Quantum shall be in Default.

C. In the event of Default, the Arbitrator shall, upon verification of the fact of Default, enter an Award in Schoeffler’s favor in the amount of One Million One Hundred Thousand ($1,100,000) dollars, less any installment payments made by Quantum, which Award shall be inclusive of costs, attorney fees, and interest to the date of the Award. The Arbitration Award may be enforced by filing an action to confirm the award and reduce it to judgment in the U.S. District Court for the Northern District of Indiana. Quantum hereby consents to the exclusive jurisdiction of the U.S. District Court for the Northern District of Indiana, for any action filed by Schoeffler to enforce the terms of this Agreement, the Settlement Agreement or any action to enforce the Arbitration Award. Quantum further waives its right to file any action to vacate or modify an arbitration award entered pursuant to Quantum’s default as described in this paragraph and verified by the Arbitrator as required in the Consent Arbitration Award.

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4. Schoeffler’s Release of Quantum. Schoeffler hereby releases and forever discharges Quantum from any and all liabilities, damages, costs, expenses, contracts, obligations, accounts, torts, causes of action, suits or claims of every nature, whether known or unknown, contingent or otherwise, or which may accrue in the future, arising from or in consequence of all transactions, dealings and undertakings between the parties, including but not limited to all claims asserted or assertable in the Arbitration. This release, however, shall not apply to claims arising out of the enforcement of this Settlement Agreement. Schoeffler acknowledges that, in making this unconditional release, he is not relying upon any oral or written representations or warranties from anyone so that there can be no claim that this Settlement Agreement was procured or induced by fraud or any other similar claim that would attack the validity of the terms of this Settlement Agreement.

5. Quantum’s Release of Schoeffler. Quantum hereby releases and forever discharges Quantum from any and all liabilities, damages, costs, expenses, contracts, obligations, accounts, torts, causes of action, suits or claims of every nature, whether known or unknown, contingent or otherwise, or which may accrue in the future, arising from or in consequence of all transactions, dealings and undertakings between the parties, including but not limited to all claims asserted or assertable in the Arbitration and any claims arising from or related to Schoeffler’s employment and other associations with Quantum and Quantum’s subsidiaries and affiliates. Quantum acknowledges that, in making this unconditional release, it is not relying upon any oral or written representations or warranties from anyone so that there can be no claim that this Settlement Agreement was procured or induced by fraud or any other similar claim that would attack the validity of the terms of this Settlement Agreement.

6. Confidentiality. All terms and provisions of this Settlement Agreement shall remain strictly confidential and shall not be divulged to any other person, except to the Parties’ attorneys, Quantum’s employees on a need to know basis, and except to the extent which may be reasonably necessary for operational, banking, accounting or tax purposes, or as otherwise required by law.

7. No Parol Evidence. This Settlement Agreement is a complete integration of the Parties’ agreement and constitutes the entire agreement between them with respect to the subject matter hereof. This Settlement Agreement supersedes any and all other oral or written communications, representations, understandings, agreements, negotiations and discussions between the Parties and their attorneys. No parol evidence shall be admissible to interpret, explain, vary or supplement this Settlement Agreement.

8. Modification. No provision of this Settlement Agreement may be changed, altered, modified, or waived except in writing signed by the Parties.

9. Choice of Law. This Settlement Agreement shall be governed in all respects by the laws of the State of Indiana, including as to interpretation, enforceability, validity and construction.

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10. Construction. Because this Settlement Agreement was the result of arms-length negotiations between the Parties and their respective attorneys, no party shall be considered the drafter; consequently, the rule of construction that all conflicts and ambiguities should be construed against the drafter shall not be employed in the interpretation of this Settlement Agreement.

11. Successors and Assigns. This Settlement Agreement shall be binding upon and inure to the benefit of the Parties’ successors, assigns, agents, heirs and personal representatives.

12. Third Parties. This Settlement Agreement shall not confer any rights or remedies upon any third party other than the Parties to this Settlement Agreement and their respective successors, assigns, agents, heirs, and personal representatives. The Parties have not transferred, by assignment or otherwise, any of the claims released in this Settlement Agreement.

13. Counterparts. This Settlement Agreement may be executed in one or more counterparts, all of which shall be considered one instrument, and a copy or facsimile of each will be deemed an original and shall be binding when one or more counterparts have been signed by each of the parties.

14. Advice of Counsel. The Parties acknowledge and represent that they have read this Settlement Agreement in full and understand and voluntarily consent to each provision in it and that they have consulted with their respective attorneys before signing this Settlement Agreement.

By signing below, each Party acknowledges and represents that this Settlement Agreement is executed on its or his behalf by a person with authority to bind the Party to it.

“Quantum”:

Quantum Fuel Systems Technologies Worldwide, Inc. a Delaware corporation.

By:	/S/ KENNETH R. LOMBARDO	Date:	September 10, 2007

Its:	General Counsel

“Schoeffler”:
	/S/ MICHAEL H. SCHOEFFLER	Date:	September 10, 2007

Michael H. Schoeffler

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